Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
neal.goldner@mvwc.com
Erica Ettori
Corporate Communications
Marriott Vacations Worldwide Corporation
407.513.6606
erica.ettori@mvwc.com
Marriott Vacations Worldwide
Provides Updated Outlook for Third Quarter 2021
Announces Repayment of $250 Million of Senior Unsecured Notes and
Intention to Redeem $250 Million of Senior Secured Notes
Board of Directors Reinstates Common Stock Dividend and
Authorizes the Repurchase of up to $250 Million of its Common Stock
ORLANDO, Fla. - September 13, 2021 - Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW”) is updating its outlook for its third quarter 2021 results in conjunction with its participation at the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Management Access Forum today.
Third Quarter Update
In its Vacation Ownership business, the Company continues to experience strong occupancies at most of its resorts, despite modestly elevated cancellation trends in certain markets due to the COVID-19 delta variant and the fires impacting Lake Tahoe. As a result, the Company expects contract sales for the third quarter of 2021 to be towards the lower end of original guidance of $380 million to $410 million, continuing to illustrate the resiliency of its leisure-focused business model.
“With our product offerings resonating with customers more than ever, we expect our Adjusted EBITDA in the third quarter to approach 2019 levels,” said Stephen P. Weisz, chief executive officer.
Given the strong performance of the business, anticipated free cash flow generation and limited future inventory purchase commitments, the Company is pleased to make the following announcements on its capital allocation strategy:
Covenant Waiver Termination
On September 9, 2021, MVW elected to terminate early its waiver under its corporate credit facility.
$500 Million of Corporate Debt Repayment
The Company will use excess liquidity to prepay the remaining $250 million of its 6.500% senior unsecured notes due 2026 on September 15, 2021. In addition, the Company delivered a redemption notice of $250 million of its outstanding 6.125% senior secured notes due 2025 for October 2021.
Dividend Reinstatement and Share Repurchase Authorization
The Company is announcing today that its Board of Directors reinstated a $0.54 per share dividend of common stock payable on October 7, 2021 to shareholders of record as of September 23, 2021.

Additionally, the Company’s Board of Directors authorized the repurchase of up to $250 million of its common stock.

The Company will host a fireside chat session today at 2:10 p.m. ET. A live webcast will be available in the Investor Relations section of the Company's website at ir.mvwc.com. The webcast will also be available on the Company's website for 30 days following the call. The Company currently expects to report financial results for the third quarter 2021 on or about November 8, 2021.

About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has nearly 120 resorts and approximately 700,000 Owners and Members in a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs comprised of nearly 3,200 resorts in over 90 nations, as well as management of more than 160 other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
Note on forward-looking statements
This press release contains “forward looking statements” within the meaning of the federal securities laws, including statements about contract sales expectations for the third quarter, which are not historical facts. The Company cautions you that these statements are not guarantees of future performance and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess, such as: the effects of the COVID-19 pandemic, including reduced demand for vacation ownership and exchange products and services, volatility in the international and national economy and credit markets, worker absenteeism, quarantines or other government-imposed travel or health-related restrictions; the length and severity of the COVID-19 pandemic, including its short and longer-term impact on the demand for travel and on consumer confidence; the impact of the availability and distribution of effective vaccines on the demand for travel and consumer confidence; the effectiveness of available vaccines against variants of the virus, including the Delta variant; the pace of recovery following the COVID-19 pandemic or as effective treatments or vaccines become widely available; competitive conditions; the availability of capital to finance growth; the effects of steps we have taken and may continue to take to reduce operating costs and/or enhance health and cleanliness protocols at our resorts due to the COVID-19 pandemic; political or social strife, and other matters referred to under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and which may be discussed in our periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed or implied herein. These statements are made as of date of issuance and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.